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                        STERLING CHEMICALS HOLDINGS, INC.
                                  EXHIBIT 11.1
                         EARNINGS PER SHARE COMPUTATION
                  (Amounts in thousands, except per share data)

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                                                          THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                MARCH 31,                  MARCH 31,
                                                        ------------------------    ------------------------
                                                           2000          1999          2000          1999
                                                        ----------    ----------    ----------    ----------
     BASIC EARNINGS PER SHARE

Weighted average number of shares of common
  stock outstanding                                         12,651        12,466        12,632        12,446

Net income (loss)                                       $    3,301    $  (24,820)   $   (7,061)   $  (37,920)
Less: preferred dividend requirements and accretion           (738)         (658)       (1,457)       (1,303)
Plus: depreciation of value of Released Shares                  --         1,048            --         1,048
                                                        ----------    ----------    ----------    ----------

Net income (loss) used in basic loss per share          $    2,563       (24,430)       (8,518)   $  (38,175)
                                                        ==========    ==========    ==========    ==========

     BASIC INCOME (LOSS) PER SHARE                      $     0.20    $    (1.96)   $    (0.67)   $    (3.07)
                                                        ==========    ==========    ==========    ==========

     DILUTED EARNINGS PER SHARE

Weighted average number of shares of common
  stock outstanding                                         12,651        12,466        12,632        12,446

Effect of dilutive warrants                                    398            --            --            --
                                                        ----------    ----------    ----------    ----------
Total weighted average number of shares
  outstanding used in diluted income (loss) per share
  computation                                               13,049        12,466        12,632        12,446
                                                        ==========    ==========    ==========    ==========

Net income (loss)                                       $    3,301    $  (24,820)   $   (7,061)   $  (37,920)
Less: preferred dividend requirements and accretion           (738)         (658)       (1,457)       (1,303)
Plus: depreciation of value of Released Shares                  --         1,048            --         1,048
                                                        ----------    ----------    ----------    ----------

Net income (loss) used in diluted earning per share     $    2,563    $  (24,430)   $   (8,518)   $  (38,175)
                                                        ==========    ==========    ==========    ==========

     DILUTED INCOME (LOSS) PER SHARE                    $     0.20    $    (1.96)   $    (0.67)   $    (3.07)
                                                        ==========    ==========    ==========    ==========
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